Exhibit 15.1
November 6, 2009
ENSCO International Incorporated
Dallas, Texas

Re:	Registration Statement on Form S-4
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 23, 2009, July 23, 2009 and October 22, 2009 related to our review of the 2009 interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Dallas, Texas